UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: February 11, 2021

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGEN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Information.

Redemption of Series C Preferred

On February 11, 2021, Oragenics, Inc. (the “Company”) gave notice of its intention to redeem all of its outstanding shares of Series C Non-Convertible Preferred Stock (the “Series C Preferred Stock”) to the holder thereof.

The Series C Preferred Stock redemption is in accordance with the terms of the Certificate of Designation and Rights of Series C Non-Convertible Preferred Stock, dated as of November 8, 2017 (the “Series C Certificate of Designation”). Under the terms of the Series C Preferred Stock, the redemption price will be based on the stated value per share of $33,847.9874 for the Series C Preferred Stock as set forth in the Series C Certificate of Designation and include accrued and unpaid dividends on such Series C Preferred Stock through March 13, 2021. The redemption payment date for the Series C Preferred Stock will be March 15, 2021.

On February 12, 2021, the Company issued a press release announcing the Series C Preferred Stock redemption.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Company Sales of Shares-At-The-Market

As previously reported on February 1, 2021, the Company entered into a Sales Agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners, as sales agent (the “Sales Agent”), pursuant to which the Company may offer and sell through or to the Sales Agent shares of Company common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Offering”). Through February 11, 2021, the Company sold an aggregate of 15,406,618 shares of its common stock pursuant to the Sales Agreement for aggregate net proceeds to the Company of approximately $19.3 million, a portion of which are to be used for the Series C Stock Redemption referenced above. The Company shares of common stock were issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-235763) filed with the Securities and Exchange Commission (the “SEC”) on December 31, 2019 and declared effective on January 13, 2020 (the “Form S-3”), the base prospectus dated January 13, 2020 included in the Form S-3 and the prospectus supplement relating to the Offering, dated February 1, 2021, that was filed with the SEC providing for up to $20,000,000 of sales of shares of Company common stock.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Warrant Exercises

Of the Company’s previously reported outstanding warrants to acquire 4,701,220 shares of Common Stock at an exercise price of $0.90 per share issued in connection with its March 2019 public offering, 2,100,000 warrants have been exercised through February 11, 2021 with aggregate gross proceeds to the Company of approximately $1.9 million.

Common Stock Outstanding

The Company previously reported on December 29, 2020 that it had 91,766,928 shares of common stock outstanding. As a result of the Company’s recent sales of shares of common stock at-the-market through its Sales Agreement referenced above and the recent warrant exercises referenced above, as of February 11, 2021, the Company had 109,273,546 shares of Common Stock issued and outstanding.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 12, 2021.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 12th day of February, 2021.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer